November 2011 Filed pursuant to Rule 433 dated November 7, 2011 relating to Preliminary Pricing Supplement No. 1,065 dated November 7, 2011 to Registration Statement No. 333-156423
S T R U C T U R E D I N V E S T M E N T S
Opportunities in U.S. and International Equities

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset, subject to a minimum payment at maturity.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset.  At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.  The Buffered PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	May , 2015
Basket stocks:
Amazon.com, Inc., BorgWarner Inc., Chevron Corporation, Cognizant Technology Solutions Corporation, Colgate-Palmolive Company, Dollar Tree, Inc., Enterprise Products Partners L.P., Essex Property Trust, Inc., IHS Inc., Oracle Corporation, Philip Morris International Inc., QUALCOMM Incorporated, RenaissanceRe Holdings Ltd., Schlumberger N.V., Target Corporation, Teradata Corporation, Union Pacific Corporation, United Technologies Corporation, V.F. Corporation and Visa Inc.  For further information on each of the basket stocks, please see the sections of these preliminary terms entitled “Basket Stock Overview” and “Basket Stocks, Public Information and Historical Information”.

Aggregate principal amount:	$
Payment at maturity:	• If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment.
• If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%: $10

•  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:
($10 × the basket performance factor) + $1

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	125% to 135%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which is equal to the sum of the products of the closing price of each basket stock on the pricing date and the multiplier for such basket stock on the pricing date
Final basket value:	The basket value on the basket valuation date
Basket valuation date:	May , 2015, subject to adjustment for non-trading days and certain market disruption events
Basket value:	On any date, the sum of the products of the closing price and the multiplier for each basket stock
Multiplier:	On the pricing date, the multiplier for each basket stock will be calculated so that the basket stocks will be equally weighted based on the price of each basket stock.
Buffer amount:	10%
Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount)
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	November , 2011
Original issue date:	November , 2011 (3 business days after the pricing date)
CUSIP:	61760T207
ISIN:	US61760T2078
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.30	$9.70
Total	$	$	$
(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Buffered PLUS they sell.  See“Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,065 dated November 7, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015 (the “Buffered PLUS”) can be used:

▪	To gain exposure to the weighted average performance of 20 common stocks that enhances returns and potentially outperforms the basket stocks

▪	To achieve similar levels of upside exposure to the basket stocks as a direct investment, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance of the basket stocks

Maturity:	Approximately 3.5 years
Leverage factor:	125% to 135%, to be determined on the pricing date
Buffer amount:	10%
Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount)
Coupon:	None

Basket Stock Overview

Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Multiplier	Initial Price of Basket Stock	Initial Value per Basket Stock
Amazon.com, Inc.	AMZN	NASDAQ	5%		$218.29	5
BorgWarner Inc.	BWA	NYSE	5%		$75.52	5
Chevron Corporation	CVX	NYSE	5%		$106.13	5
Cognizant Technology Solutions Corporation	CTSH	NASDAQ	5%		$71.23	5
Colgate-Palmolive Company	CL	NYSE	5%		$88.52	5
Dollar Tree, Inc.	DLTR	NASDAQ	5%		$79.34	5
Enterprise Products Partners L.P.	EPD	NYSE	5%		$44.67	5
Essex Property Trust, Inc.	ESS	NYSE	5%		$136.16	5
IHS Inc.	IHS	NYSE	5%		$85.38	5
Oracle Corporation	ORCL	NASDAQ	5%		$33.11	5
Philip Morris International Inc.	PM	NYSE	5%		$70.79	5
QUALCOMM Incorporated	QCOM	NASDAQ	5%		$56.11	5
RenaissanceRe Holdings Ltd.	RNR	NYSE	5%		$68.64	5
Schlumberger N.V.	SLB	NYSE	5%		$75.93	5
Target Corporation	TGT	NYSE	5%		$52.24	5
Teradata Corporation	TDC	NYSE	5%		$58.14	5
Union Pacific Corporation	UNP	NYSE	5%		$101.49	5
United Technologies Corporation	UTX	NYSE	5%		$78.44	5
V.F. Corporation	VFC	NYSE	5%		$141.04	5
Visa Inc.	V	NYSE	5%		$93.18	5

For further information on each of the basket stocks, including historical closing prices for each of the basket stocks for each calendar quarter in the period from April 1, 2008 through November 3, 2011, please see the section of these preliminary terms entitled “Basket Stocks, Public Information and Historical Information”.

The historical prices of the basket stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the basket stocks on the basket valuation date.  The basket value may be lower on the basket valuation date than on the date of these preliminary terms so that you will receive less than the $10 principal amount of the Buffered PLUS at maturity.  We cannot give you any assurance that the basket value will increase so that at maturity you receive a payment in excess of the principal amount of Buffered PLUS.

November 2011	Page 2

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 125% to 135% (to be determined on the pricing date) leveraged upside on the positive performance of the weighted average performance of 20 common stocks and provide a buffer against a decline of up to 10% in the basket stocks, ensuring a minimum payment of $1 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket stocks.
Payment Scenario 1	The final basket value is greater than the initial basket value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 125% to 135% of the basket percent increase.
Payment Scenario 2	The final basket value is less than or equal to the initial basket value but has decreased by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Payment Scenario 3
The final basket value is less than the initial basket value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final basket value from the initial basket value, plus the buffer amount of 10%.  (Example: if the basket stocks decrease in value by 20%, the Buffered PLUS will redeem for $9, or 90% of the stated principal amount.)  The minimum payment at maturity is $1 per Buffered PLUS.

Summary of Selected Key Risks (see page 10)

▪	The Buffered PLUS do not pay interest and provide only a minimum return of 10% of principal at maturity

▪	Market price of the Buffered PLUS may be influenced by many unpredictable factors

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	Changes in the value of one or more of the basket stocks may offset each other

▪	Basket stock prices are volatile

▪	Morgan Stanley is not affiliated with the issuers of the basket stocks

▪	Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests

▪	You have no shareholder rights

▪	The closing prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks

▪	The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain

November 2011	Page 3

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying preliminary pricing supplement and the related prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket value on the basket valuation date.  Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November , 2011	November , 2011 (3 business days after the pricing date)	May , 2015, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Basket stocks:
Amazon.com, Inc., BorgWarner Inc., Chevron Corporation, Cognizant Technology Solutions Corporation, Colgate-Palmolive Company, Dollar Tree, Inc., Enterprise Products Partners L.P., Essex Property Trust, Inc., IHS Inc., Oracle Corporation, Philip Morris International Inc., QUALCOMM Incorporated, RenaissanceRe Holdings Ltd., Schlumberger N.V., Target Corporation, Teradata Corporation, Union Pacific Corporation, United Technologies Corporation, V.F. Corporation and Visa Inc.  For further information on each of the basket stocks, please see the sections of these preliminary terms entitled “Basket Stock Overview” and “Basket Stocks, Public Information and Historical Information”.

Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	• If the final basket value is greater than the initial basket value: $10 + leveraged upside payment
• If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%: $10

•  If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:
($10 × the basket performance factor) + $1

This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Leverage factor:	125% to 135%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	10%
Minimum payment at maturity:	$1 per Buffered PLUS (10% of the stated principal amount)
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which is equal to the sum of the products of the closing price of each basket stock on the pricing date and the multiplier for such basket stock on the pricing date
Final basket value:	The basket value on the basket valuation date
Basket valuation date:	May , 2015, subject to adjustment for non-trading days and certain market disruption events
Basket value:	On any date, the sum of the products of the closing price and the multiplier for each basket stock
Multiplier:	On the pricing date, the multiplier for each basket stock will be calculated so that the basket stocks will be equally weighted based on the price of each basket stock.
Basket performance factor:	final basket value / initial basket value
Postponement of maturity date:
If, due to a market disruption event with respect to a basket stock or otherwise, the basket valuation date for any basket stock occurs on or after the scheduled trading day immediately prior to the scheduled maturity date, the maturity date will be postponed until the second business day following the date on which the final closing price and multiplier has been determined for every basket stock.

Risk factors:	Please see “Risk Factors” beginning on page 10.

November 2011	Page 4

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	61760T207
ISIN:	US61760T2078
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected, the following U.S. federal income tax consequences should result based on current law:

▪ a U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange; and

▪  upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the basket stocks or in options contracts on the basket stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the closing prices of the basket stocks on the pricing date, and, therefore, increase the prices at which the basket stocks must close on the basket valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as

November 2011	Page 5

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.
Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.
Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.
However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Buffered PLUS they sell.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of

November 2011	Page 6

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2011	Page 7

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Hypothetical Payouts on the Buffered PLUS at Maturity

For each Buffered PLUS, the following graph illustrates the payout on the Buffered PLUS at maturity for a range of hypothetical percentage changes in the value of the basket.  The Buffer Zone illustrates the buffer effect in the event of a decline in the value of the basket.  The PLUS Zone illustrates the effect of the leverage factor on the leveraged upside payment.  The graph is based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Buffer amount:	10%
Hypothetical leverage factor:	130%

Where the final basket value is greater than the initial basket value, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment.  Where the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 10% from its initial value, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to the stated principal amount of $10 per Buffered PLUS. Where the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 10% from its initial value, the payouts on the Buffered PLUS at maturity reflected in the graph below are equal to $10 multiplied by the basket performance factor plus $1, and are consequently amounts less than the $10 stated principal amount of each Buffered PLUS.  As reflected in the graph below, the payout at maturity on the Buffered PLUS will in no event be less than $1 per Buffered PLUS.  The graph does not show every situation that may occur.

November 2011	Page 8

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the basket value on the basket valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment

The actual leverage factor will be determined on the pricing date.

If the final basket value is less than or equal to the initial basket value, but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%:

($10    ×    Basket Performance Factor)    +    $1

Because the basket performance factor will be less than 0.9, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1 per Buffered PLUS.

November 2011	Page 9

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

▪
The Buffered PLUS do not pay interest and provide only a minimum return of 10% of principal at maturity.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Buffered PLUS and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS.  Instead, at maturity you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final basket value.  If the final basket value is less than the initial basket value and has declined by an amount more than the buffer amount of 10% from its initial value, we will pay to you an amount in cash per Buffered PLUS that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below the buffer amount, as expressed by the basket performance factor.  See “Hypothetical Payouts on the Buffered PLUS at Maturity” on page 8.

▪
Market price of the Buffered PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

o	the market price and relative performance of each of the basket stocks at any time and, in particular, on the basket valuation date;

o	the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each basket stock;

o	interest and yield rates in the market;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks, their industries or stock markets generally and which may affect the final basket value;

o	the time remaining until the Buffered PLUS mature;

o	the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its multiplier, or adjustments to the basket; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity.  For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount of $10 per Buffered PLUS if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise.  You cannot predict the future performance of any of the basket stocks based on their historical performance. There can be no assurance that there will be any increase in the value of the basket such that you will receive at maturity an amount in excess of the stated principal amount of the Buffered PLUS.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS &

November 2011	Page 10

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Buffered Performance Leveraged Upside SecuritiesSM

Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The issuer’s subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Changes in the value of one or more of the basket stocks may offset each other.  Price movements in the basket stocks may not correlate with each other.  At a time when the price of one basket stock increases, the price of any other basket stock may not increase as much, or may even decline in value.  Therefore, in calculating the final basket value on the basket valuation date, increases in the prices of one or more basket stocks may be moderated, or wholly offset, by lesser increases or declines in the prices of one or more of the other basket stocks.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from April 1, 2008 through November 3, 2011 in “Basket Stocks, Public Information and Historical Information” beginning on page 14, and a graph showing historical values for a basket composed of the basket stocks assuming that the multipliers had been determined so that each basket stock would represent its proportionate value of the initial basket value of 100 on April 1, 2008 in the section of the accompanying preliminary pricing supplement called “Description of Buffered PLUS—Historical Graph.”  You cannot predict the future performance of any of the basket stocks, or of the basket as a whole, or whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks, based on their historical performance.

In addition, there can be no assurance that the final basket value will be higher than its initial value such that you will receive at maturity an amount in excess of the $10 stated principal amount of the Buffered PLUS.

▪
Basket stock prices are volatile.  The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on the basket valuation date and the overall performance of the basket stocks over the term of the Buffered PLUS.

▪
Morgan Stanley is not affiliated with the issuers of the basket stocks.  We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the multipliers of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the Buffered PLUS in taking any corporate actions that might affect the value of your Buffered PLUS.  None of the money you pay for the Buffered PLUS will go to the issuers of the basket stocks.

▪
Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.  We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our

November 2011	Page 11

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

▪
You have no shareholder rights.  Investing in the Buffered PLUS is not equivalent to investing in the basket stocks.  As an investor in the Buffered PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the basket stocks.

▪
The closing prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks.  Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of such basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated equally across the other, unaffected basket stocks.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of the accompanying preliminary pricing supplement called “Description of Buffered PLUS—Adjustments to the Multipliers.”  You should read this section in order to understand these and other adjustments that may be made to your Buffered PLUS.

▪
The adjustments to the multipliers the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.  MS & Co., as calculation agent, will adjust the multiplier for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the multiplier, the market price of the Buffered PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the multiplier may materially and adversely affect the market price of the Buffered PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. will determine the closing price of each basket stock, the final basket value, the basket percent increase or basket performance factor, as applicable, the multipliers for each basket stock, what, if any, adjustments should be made to the multipliers to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the payment to you at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the performance value of either basket component in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and to the basket stocks and other instruments linked to the basket stocks), including trading in the basket stocks and in other instruments, securities, contracts and/or indices related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other instruments, securities, contracts and/or indices linked to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the prices of the basket stocks and, therefore, the prices at which the basket stocks must close on the basket valuation date before you receive a payment at maturity that exceeds the principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the basket valuation date, could adversely affect the final basket value on the basket valuation date and, accordingly, the amount of cash an investor receives at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Fact Sheet―General Information―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue

November 2011	Page 12

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2011	Page 13

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Basket Stocks, Public Information and Historical Information

The following tables set forth the published high and low closing prices for each basket stock from April 1, 2008 (the inception date of Philip Morris International Inc.) through November 3, 2011.  We obtained the information in the tables below from Bloomberg Financial Markets without independent verification.

The historical prices of the basket stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the basket stocks on the basket valuation date.  The final basket value may be lower on the basket valuation date than on the pricing date such so that you may receive less than the $10 stated principal amount per Buffered PLUS at maturity.  We cannot give you any assurance that the final basket value will increase so that at maturity you receive a payment in excess of the principal amount of Buffered PLUS.

We make no representation as to the amount of dividends, if any, that the issuers of the basket stocks will pay in the future.  In any event, as an investor in the Buffered PLUS, you will not be entitled to receive dividends, if any, that may be payable on the basket stocks.

Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers. Its Commission file number is 000-22513.	BorgWarner Inc. is a global supplier of engineered automotive systems and components, primarily for powertrain applications. Its Commission file number is 001-12162.
Amazon.com, Inc.	High	Low	BorgWarner Inc.	High	Low
(CUSIP 023135106)			(CUSIP 099724106)
2008			2008
Second Quarter (beginning April 1, 2008)	84.51	71.99	Second Quarter (beginning April 1, 2008)	55.28	42.83
Third Quarter	88.09	63.35	Third Quarter	45.09	31.55
Fourth Quarter	69.58	35.03	Fourth Quarter	30.97	16.11
2009			2009
First Quarter	75.58	48.44	First Quarter	25.03	15.18
Second Quarter	87.56	73.50	Second Quarter	35.35	20.95
Third Quarter	93.87	75.63	Third Quarter	35.85	29.23
Fourth Quarter	142.25	88.67	Fourth Quarter	34.11	27.85
2010			2010
First Quarter	136.58	115.94	First Quarter	38.66	33.22
Second Quarter	150.09	108.61	Second Quarter	44.07	34.60
Third Quarter	160.73	109.14	Third Quarter	52.62	36.08
Fourth Quarter	184.76	153.03	Fourth Quarter	73.14	51.54
2011			2011
First Quarter	191.25	160.97	First Quarter	80.30	65.72
Second Quarter	206.07	178.34	Second Quarter	81.66	66.29
Third Quarter	241.69	177.54	Third Quarter	80.98	59.15
Fourth Quarter (through November 3, 2011)	246.71	198.40	Fourth Quarter (through November 3, 2011)	76.68	56.14

The subsidiaries of Chevron Corporation engage in fully integrated petroleum operations, chemicals operations, mining operations, power generation and energy services.  Its Commission file number is 001-00368.
Cognizant Technology Solutions Corporation is a provider of custom information technology, consulting and business process outsourcing services. Its Commission file number is 000-24429.
Chevron Corporation	High	Low	Cognizant Technology Solutions Corporation	High	Low
(CUSIP 166764100)			(CUSIP 192446102)
2008			2008
Second Quarter (beginning April 1, 2008)	103.09	86.74	Second Quarter (beginning April 1, 2008)	36.78	26.53
Third Quarter	99.08	77.50	Third Quarter	31.94	21.06
Fourth Quarter	82.20	57.83	Fourth Quarter	22.11	14.68
2009			2009
First Quarter	77.35	56.46	First Quarter	21.82	17.38
Second Quarter	72.67	63.75	Second Quarter	27.48	21.25
Third Quarter	72.64	61.40	Third Quarter	39.32	25.47
Fourth Quarter	79.64	68.14	Fourth Quarter	46.25	37.26
2010			2010
First Quarter	80.88	70.13	First Quarter	52.52	43.12
Second Quarter	82.83	67.86	Second Quarter	53.99	46.98
Third Quarter	81.28	67.31	Third Quarter	65.17	49.38
Fourth Quarter	91.60	80.97	Fourth Quarter	74.16	61.75
2011			2011
First Quarter	108.01	90.41	First Quarter	81.65	71.63
Second Quarter	109.66	97.90	Second Quarter	82.90	65.54
Third Quarter	109.43	90.01	Third Quarter	77.62	54.46
Fourth Quarter (through November 3, 2011)	109.64	89.88	Fourth Quarter (through November 3, 2011)	76.57	61.35

November 2011	Page 14

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Colgate-Palmolive Company is a consumer products company. Its Commission file number is 001-00644.	Dollar Tree, Inc. is a discount variety store. Its Commission file number is 000-25464.
Colgate-Palmolive Company	High	Low	Dollar Tree, Inc.	High	Low
(CUSIP 194162103)			(CUSIP 256746108)
2008			2008
Second Quarter (beginning April 1, 2008)	78.89	68.21	Second Quarter (beginning April 1, 2008)	25.33	18.44
Third Quarter	79.99	68.56	Third Quarter	27.38	22.05
Fourth Quarter	76.76	54.77	Fourth Quarter	29.17	21.75
2009			2009
First Quarter	69.32	55.05	First Quarter	29.95	22.45
Second Quarter	71.76	57.29	Second Quarter	30.83	27.55
Third Quarter	76.55	71.02	Third Quarter	34.09	27.06
Fourth Quarter	86.32	75.82	Fourth Quarter	34.22	30.09
2010			2010
First Quarter	85.46	79.07	First Quarter	39.87	31.41
Second Quarter	85.81	76.93	Second Quarter	42.67	39.15
Third Quarter	84.59	73.84	Third Quarter	49.39	41.04
Fourth Quarter	81.18	73.75	Fourth Quarter	57.36	48.23
2011			2011
First Quarter	81.21	75.93	First Quarter	56.55	48.58
Second Quarter	89.11	79.90	Second Quarter	67.16	55.69
Third Quarter	93.96	80.18	Third Quarter	77.48	60.95
Fourth Quarter (through November 3, 2011)	93.92	87.94	Fourth Quarter (through November 3, 2011)	81.74	73.68

Enterprise Products Partners L.P. is a midstream energy company in the continental United States and Gulf of Mexico. Its Commission file number is 001-14323.	Essex Property Trust, Inc. operates as a real estate investment trust. Its Commission file number is 001-13106.
Enterprise Products Partners L.P.	High	Low	Essex Property Trust, Inc.	High	Low
(CUSIP 293792107)			(CUSIP 297178105)
2008			2008
Second Quarter (beginning April 1, 2008)	32.31	29.10	Second Quarter (beginning April 1, 2008)	124.33	106.50
Third Quarter	29.75	23.61	Third Quarter	129.00	104.24
Fourth Quarter	26.12	17.26	Fourth Quarter	116.35	63.95
2009			2009
First Quarter	23.39	17.95	First Quarter	76.75	50.76
Second Quarter	26.43	21.30	Second Quarter	70.00	58.48
Third Quarter	29.32	24.85	Third Quarter	86.06	57.05
Fourth Quarter	32.15	27.79	Fourth Quarter	87.34	74.83
2010			2010
First Quarter	34.58	30.34	First Quarter	93.42	77.66
Second Quarter	36.65	31.68	Second Quarter	111.15	90.86
Third Quarter	39.67	34.76	Third Quarter	114.72	93.47
Fourth Quarter	44.30	39.83	Fourth Quarter	116.94	106.82
2011			2011
First Quarter	44.00	39.51	First Quarter	124.00	110.77
Second Quarter	43.81	39.60	Second Quarter	137.71	123.49
Third Quarter	43.71	37.50	Third Quarter	144.16	120.04
Fourth Quarter (through November 3, 2011)	45.36	39.97	Fourth Quarter (through November 3, 2011)	146.45	114.60

November 2011	Page 15

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

IHS Inc. is a source of information in the areas of energy, economics, geopolitical risk, sustainability and supply chain management. Its Commission file number is 001-32511.	Oracle Corporation is an enterprise software company and a provider of computer hardware products and services. Its Commission file number is 000-51788.
IHS Inc.	High	Low	Oracle Corporation	High	Low
(CUSIP 451734107)			(CUSIP 68389X105)
2008			2008
Second Quarter (beginning April 1, 2008)	70.42	57.11	Second Quarter (beginning April 1, 2008)	23.18	19.84
Third Quarter	70.00	45.07	Third Quarter	23.52	18.10
Fourth Quarter	46.45	29.98	Fourth Quarter	19.86	15.40
2009			2009
First Quarter	47.43	36.82	First Quarter	18.68	13.85
Second Quarter	50.76	40.68	Second Quarter	21.63	18.07
Third Quarter	53.00	45.25	Third Quarter	22.86	20.18
Fourth Quarter	55.13	49.97	Fourth Quarter	25.01	20.34
2010			2010
First Quarter	56.69	49.84	First Quarter	26.04	23.06
Second Quarter	59.50	49.32	Second Quarter	26.48	21.46
Third Quarter	68.31	58.22	Third Quarter	27.49	21.55
Fourth Quarter	80.67	67.63	Fourth Quarter	31.76	26.90
2011			2011
First Quarter	89.53	78.77	First Quarter	33.68	30.20
Second Quarter	89.38	81.56	Second Quarter	36.37	30.80
Third Quarter	84.49	68.62	Third Quarter	34.09	24.78
Fourth Quarter (through November 3, 2011)	85.38	71.60	Fourth Quarter (through November 3, 2011)	33.69	27.94

Philip Morris International Inc. is a holding company whose subsidiaries and affiliates and their licensees are engaged in the manufacture and sale of cigarettes and other tobacco products in markets outside of the United States of America.  Its Commission file number is 001-33708.

QUALCOMM Incorporated designs, manufactures and markets digital wireless telecommunications products and services based on its CDMA technology and other technologies.  Its Commission file number is 000-19528.

Philip Morris International Inc.	High	Low	QUALCOMM Incorporated	High	Low
(CUSIP 718172109)			(CUSIP 747525103)
2008			2008
Second Quarter (beginning April 1, 2008)	53.63	48.00	Second Quarter (beginning April 1, 2008).	50.36	41.19
Third Quarter	55.95	46.80	Third Quarter	56.37	39.88
Fourth Quarter	50.78	36.63	Fourth Quarter	42.30	29.21
2009			2009
First Quarter	44.47	32.34	First Quarter	39.54	32.78
Second Quarter	44.60	36.09	Second Quarter	46.34	39.36
Third Quarter	49.40	42.34	Third Quarter	48.45	43.06
Fourth Quarter	51.55	47.36	Fourth Quarter	46.86	40.68
2010			2010
First Quarter	52.89	45.51	First Quarter	49.47	35.56
Second Quarter	52.95	43.17	Second Quarter	43.29	32.84
Third Quarter	56.32	46.45	Third Quarter	45.13	31.96
Fourth Quarter	60.82	55.29	Fourth Quarter	49.99	43.89
2011			2011
First Quarter	65.70	56.02	First Quarter	59.58	49.49
Second Quarter	71.75	64.92	Second Quarter	58.59	52.25
Third Quarter	72.35	62.38	Third Quarter	59.36	46.40
Fourth Quarter (through November 3, 2011)	72.12	61.76	Fourth Quarter (through November 3, 2011)	56.11	47.65

November 2011	Page 16

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

RenaissanceRe Holdings Ltd. is a provider of reinsurance and insurance coverages and related services. Its Commission file number is 001-14428.	Schlumberger N.V. is a supplier to the oil and gas exploration and production industry. Its Commission file number is 001-04601.
RenaissanceRe Holdings Ltd.	High	Low	Schlumberger N.V.	High	Low
(CUSIP G74964G103)			(CUSIP 806857108)
2008			2008
Second Quarter (beginning April 1, 2008)	54.80	44.67	Second Quarter (beginning April 1, 2008)	108.42	89.24
Third Quarter	56.95	44.48	Third Quarter	109.86	73.75
Fourth Quarter	51.56	35.16	Fourth Quarter	76.87	37.74
2009			2009
First Quarter	51.95	41.99	First Quarter	47.60	35.19
Second Quarter	52.43	43.53	Second Quarter	62.18	41.10
Third Quarter	55.86	45.60	Third Quarter	62.41	49.20
Fourth Quarter	56.80	51.37	Fourth Quarter	70.76	56.83
2010			2010
First Quarter	57.04	51.41	First Quarter	71.29	60.76
Second Quarter	58.81	52.93	Second Quarter	73.15	51.75
Third Quarter	59.96	55.06	Third Quarter	63.26	53.33
Fourth Quarter	64.23	59.16	Fourth Quarter	83.63	61.20
2011			2011
First Quarter	70.58	61.98	First Quarter	95.04	80.53
Second Quarter	73.17	68.54	Second Quarter	93.70	80.64
Third Quarter	71.70	60.13	Third Quarter	94.70	59.73
Fourth Quarter (through November 3, 2011)	69.04	60.93	Fourth Quarter (through November 3, 2011)	75.96	57.72

Target Corporation operates large-format general merchandise and food discount stores in the United States. Its Commission file number is 001-06049.	Teradata Corporation is engaged in enterprise data warehousing. Its Commission file number is 001-33458.
Target Corporation	High	Low	Teradata Corporation	High	Low
(CUSIP 87612E106)			(CUSIP 88076W103)
2008			2008
Second Quarter (beginning April 1, 2008)	55.10	46.49	Second Quarter (beginning April 1, 2008)	27.01	20.61
Third Quarter	57.89	43.68	Third Quarter	25.18	18.41
Fourth Quarter	47.24	26.96	Fourth Quarter	18.85	11.46
2009			2009
First Quarter	38.11	25.37	First Quarter	17.12	13.02
Second Quarter	43.79	34.38	Second Quarter	24.10	15.28
Third Quarter	48.84	36.75	Third Quarter	27.90	21.82
Fourth Quarter	51.35	45.30	Fourth Quarter	32.08	26.35
2010			2010
First Quarter	54.37	48.37	First Quarter	31.43	27.66
Second Quarter	58.05	49.00	Second Quarter	33.98	28.25
Third Quarter	55.05	49.16	Third Quarter	38.96	29.62
Fourth Quarter	60.26	51.94	Fourth Quarter	43.50	37.31
2011			2011
First Quarter	60.77	49.16	First Quarter	51.14	41.16
Second Quarter	51.76	46.33	Second Quarter	60.20	49.49
Third Quarter	52.76	46.44	Third Quarter	62.33	43.35
Fourth Quarter (through November 3, 2011)	55.56	47.80	Fourth Quarter (through November 3, 2011)	62.18	50.82

November 2011	Page 17

Buffered PLUS Based on the Performance of a Basket of Twenty Stocks due May    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Union Pacific Corporation’s principal operating company is engaged in the business of agricultural products, automotive, chemicals, energy, industrial products, and intermodal.  Its Commission file number is 001-06075.
United Technologies Corporation provides high technology products and services to the building systems and aerospace industries. Its Commission file number is 001-00812.
Union Pacific Corporation	High	Low	United Technologies Corporation	High	Low
(CUSIP 907818108)			(CUSIP 913017109)
2008			2008
Second Quarter (beginning April 1, 2008)	82.31	63.98	Second Quarter (beginning April 1, 2008)	75.16	61.15
Third Quarter	83.90	69.15	Third Quarter	67.42	56.66
Fourth Quarter	69.44	42.81	Fourth Quarter	59.12	43.22
2009			2009
First Quarter	54.01	33.62	First Quarter	54.95	37.56
Second Quarter	54.36	41.60	Second Quarter	56.49	43.88
Third Quarter	63.61	48.89	Third Quarter	63.23	49.43
Fourth Quarter	66.23	55.06	Fourth Quarter	70.49	59.63
2010			2010
First Quarter	74.00	60.50	First Quarter	74.13	65.40
Second Quarter	77.65	67.94	Second Quarter	76.93	63.22
Third Quarter	82.30	67.43	Third Quarter	73.39	64.29
Fourth Quarter	94.55	80.03	Fourth Quarter	79.52	70.53
2011			2011
First Quarter	99.02	91.47	First Quarter	85.21	78.33
Second Quarter	104.97	95.35	Second Quarter	90.00	81.70
Third Quarter	106.76	81.67	Third Quarter	91.39	67.44
Fourth Quarter (through November 3, 2011)	102.63	79.83	Fourth Quarter (through November 3, 2011)	79.51	69.36

V.F. Corporation is a engaged in the business of branded lifestyle apparel and related products. Its Commission file number is 001-05256.	Visa Inc. is a payments technology company. Its Commission file number is 001-33977.
V.F. Corporation	High	Low	Visa Inc.	High	Low
(CUSIP 918204108)			(CUSIP 92826C839)
2008			2008
Second Quarter (beginning April 1, 2008)	79.14	69.74	Second Quarter (beginning April 1, 2008)	88.50	61.61
Third Quarter	84.34	69.72	Third Quarter	81.41	57.80
Fourth Quarter	76.30	39.88	Fourth Quarter	61.31	46.38
2009			2009
First Quarter	59.08	47.65	First Quarter	57.61	42.42
Second Quarter	68.92	54.04	Second Quarter	69.80	54.29
Third Quarter	73.20	53.53	Third Quarter	74.41	59.49
Fourth Quarter	78.49	69.16	Fourth Quarter	88.97	67.79
2010			2010
First Quarter	80.99	71.41	First Quarter	93.25	81.15
Second Quarter	87.26	71.18	Second Quarter	96.59	70.09
Third Quarter	81.88	69.91	Third Quarter	77.38	65.48
Fourth Quarter	89.32	78.76	Fourth Quarter	80.89	66.90
2011			2011
First Quarter	99.17	81.34	First Quarter	76.14	69.12
Second Quarter	108.66	91.77	Second Quarter	86.57	73.37
Third Quarter	130.26	103.88	Third Quarter	92.84	79.24
Fourth Quarter (through November 3, 2011)	141.04	118.22	Fourth Quarter (through November 3, 2011)	95.10	84.26

November 2011	Page 18